ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, everyone. My name is Bree, and I’ll be your conference operator for today’s call. At this time, I’d like to welcome everyone to the ROO Group Conference Call to discuss the company’s recent announcements. [Operator Instructions]. After the speakers’ remarks, there will be a question-and-answer session. [Operator Instructions].

Before beginning this morning, I must remind you that management’s remarks will contain forward-looking statements that are subject to risk and uncertainties that could cause actual results to differ. Please refer to ROO Group’s most recent 10-K filings for the list of risks and uncertainties that could impact actual results. Thank you.

Now it is my pleasure to turn the floor over to your host, Mr. Kaleil Isaza Tuzman, President, Chairman and CEO of ROO Group. Sir, you may begin your conference.

Kaleil Isaza Tuzman, Chairman and Chief Executive Officer

Thank you, operator. I appreciate everyone’s attention this morning and patience for starting a couple of minutes late. It’s been a very busy first quarter; it’s been a very busy past month.; it’s been a very busy past weekend, in fact. We’ve been making a number of moves at ROO to solidify operations, management team, client relationships, and as apropos to this call, to clean up our capital structure in a way that was promised four months ago—from the day that KIT Capital signed its executive management agreement with ROO on December 18th, 2007. And we feel like this weekend is a watershed event in that we have arrivied at a simplified pari passu capital structure that we think everybody can live with—and we hope that those on the call and our shareholders will agree.

What I’d like to do this morning is quickly wrap on our 2007 year-end and quarter-end financial results. As everyone on the call knows, these results predated my coming into the company as CEO and in fact predated the entry of the large majority of the executive team at this point—who came in to the company in January, effectively. Nevertheless, it is the purpose of this call in some regard and we will start with that. My colleague, our CFO, Robin Smyth, walking through those results for us and hit on some operating highlights from the fourth quarter.

We’d obviously like to provide some additional color on the capital restructuring. We believe the elimination of the preferred class of shares and the conversion of the 10 million super-voting preferred shares into 400,000 common shares (as well as the concurrent issue of warrants) is a very fair, much less dilutive, and ultimately very positive event for the company. We’d like to walk through this so there is no confusion as to how i’s structured and how it works and maybe a bit about how we got there.

Then I’ll hand off the call to my colleague, Gavin Campion, who is President of ROO and manages our day-to-day operations including product development and client services. The three of us—Robin, Gavin, and myself-have forged a terrific working relationship in the first quarter and I’m delighted for this to be our first earnings call with all of us being on together. Gavin will walk through our go-forward strategy for ‘08, perhaps touch on ‘09 as well, and also touch on our recently initiated rebranding campaign.

So, Robin, perhaps you could start us off with a recap of the financials and operating highlights from ‘07.

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

Robin Smyth, Executive Director and Chief Financial Officer, ROO Group

Thanks, Kaleil. The fourth quarter was a quarter where we saw some growth but we mostly took the quarter as the start of a cost-cutting exercise to cut our burn down. Overall in 2007 we found that our digital media revenue increased by 78% during the year with the overall revenue increase at 43%. The growth in the underlying digital media business is where we were always looking at the growth coming from this company going forward. While we started the cost-cutting exercise during the last quarter of 2007, we also made significant additional inroads into that in Q1. Let me just deal with the 2007 numbers first and then I’ll make some comments about what we’ve been doing in the first quarter in 2008.

First of all, in Q4 we had a top-line loss - a net loss of 12.5 million. But then you need to take out of that the non-cash elements, including non-cash compensation of 1.1 million and impairment and write-offs that we had… During the fourth quarter, we assessed --after Kaleil came in as CEO—we re-assessed all our business operations to see what was really the core business for ROO. And during that period, we looked at particular at the obvious peer-to-peer operation, and we assessed that it was probably more sensible to look at third party relationships rather than continuing that with the cost associated in building out that development.

So part of those restructuring costs was a write-off of those assets during that fourth quarter. There was also -- up until the fourth quarter, we were also looking at content production in -- through our Undercover operation. This was another area where we decided that B2C was not really the area where we were going to drive revenue into the future and we are looking more at a pure B2B play in the video area. And so, during the fourth quarter, we also wrote-off and impaired our cost of the content which we had produced on a carry-forward basis, to get back to our core revenue area of growth into the future. So this had a major impact in our results for Q4. But that was, we believe, essential to come back to that core activity.

So after the taking out of these non-cash elements, we come down to a net loss for the quarter of $7.3 million. Overall for the year, our revenues increased, as I said, by 43% to $13.9 million from $9.8 million. And the growth, as I said, came from really the online digital media segment of the company. The total loss for the year of $34.6 million also included impairments of those assets of $4.1 million and included overall stock-based compensation (non-cash) of $4.7 million. So overall the cash loss was $25.8 million for the year.

Going forward, we hedged out some cost reductions near the end of the quarter, which resulted in setting up the situation for Q1. We looked at Q1 as a real opportunity to reset the operational expense of ROO going forward, and we’ve made huge inroads in Q1 in this area. At this stage, we’ve looked at probably a 45% reduction in burn over Q4 for Q1. And this has come around by realigning ourselves and looking at our staffing position. We’ve also had the opportunity with the reduction in overall costs through the abandonment of the peer-to-peer operation and the development costs associated with that and instead setting up the third party alliances in that peer-to-peer area. We’ve reduced staff and particularly looked at the salary levels within the company going forward. And in specific terms, we’ve also looked at the executive salaries and made staff and salary reductions in that area as well.

We’ve also taken the opportunity to look at Q1 as a real clearing of the house, if you like, to position us well for going forward through the balance of 2008. And as such, we’ve had some settlements we’ve needed to take with some vendor outstanding issues, which of course included some legal costs to do that. And with the salary reductions, we’ve had some termination payments as well.

The other issue is we’ve just recently -- and this is during/near the end of Q1 of 2008, we’ve looked at the option situation. Now there’s a high write-off of options though the non-cash compensation line in the quarter. We had some levels of options which were not really relevant in relation to the market price of the stock and we needed to re-set the incentive nature of those options for staff. And you’ll see that when we announced the Q1 results, we’ve reassessed that and brought the option levels back to a more realistic level and with realistic pricings to give incentive for us going forward for the people who are working within the company.

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

But this opportunity -clearing house—has also given us the opportunity to go right through the business, reassess the cost base and reassess our operations. And we’re quite confident now of getting back to that and with Gavin Campion, who you’ll hear from later, the assessment of that operation has given us the opportunity to see where we can make revenue increases into the future and realigning our core products for a better sell-through rate into our markets.

So that is an overall summary and I’ll hand back to Kaleil now, and there’ll be opportunity to ask questions at a later stage.

Kaleil Isaza Tuzman, Chairman and Chief Executive Officer

Great. Thanks, Robin. The message that should be heard here is one of significant cost reduction across all the areas of the business—both fixed costs as well as variable costs--and even other related kinds of public company costs, legal and accounting and so forth. We have introduced a level of discipline across the business that I think did not exist before and that’s been bearing fruit.

Bear in mind that while we’ve reduced the cost structure materially, we have actually had an uptick in revenues which is something that when we spoke back in December and early January on previous investor calls, I actually socialized the market to expect a potential reduction in revenues based on getting rid of some gross contribution-negative contracts and so forth. And we have taken some discipline decisions in that regard. But thankfully, due to some good business development activity, we’ve actually been able to lower costs while increasing revenue slightly. And that’s something that we expect for the rest of the year to be in a much better position for much more exciting revenue growth, which is something that Gavin will, I’m sure, touch on.

So what are we doing? Well, we we’re looking at buy-versus-build analysis. We’re always, we hope, making the right gross contribution decision with respect to client delivery and looking at outside vendors as has been referred to in things like facial recognition video search and peer-to-peer networking and so forth, and you can expect us to be agnostic going forward about other proprietary technologies. We have fused our interactive agency and video player businesses, and we talked about that in our March 17th investor call—where we walked through the Sputnik Agency and ROO Media Services merger which has now effectively taken place—and Gavin Campion now runs the company’s operations overall. And that puts us a leg up versus our competitors in our view because it gives us the ability to offer a level of creative services and a level of online brand monetization focus that doesn’t exist with some of the other players in the space that we believe are stuck in a software model that has become relatively commoditized.

We brought in new executive management in the last few months, including Gavin Campion as President; Sean Coutts, who runs our Global Operations; Nigel Regan, who runs our European Operations. We’ve brought in new heads of engineering, we’ve brought in a new a head for Latin America, and we’ve done so while rotating out some other staff and while reducing overall executive comp to keep actual salary costs going down, not up, while I think we’ve infused a lot of new energy and a lot of new talent into the business. In fact, I’ve been working in this industry now for some time and it’s my view that we have the most talented team in the industry, hands-down. And certainly ROO is on the up-tick. We’re always looking at positive development going forward, people are feeling good about where their options are now and new team members have been coming in even though obviously market’s been in a difficult state. But I think you’ve got a lot of upside ahead of us and so you’ve got a pumped, excited, talented team here. And we think that that’s quite different from the mood that exists in some other companies at the moment.

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

We’ve brought in a very high-quality, outside, independent Board. As you’ll recall, when I came in as CEO on January 9th, we did not have any independent Board members. We brought in Wayne Walker, who has many years experience in corporate restructuring, corporate law, and he’s running our Compliance Committee; Kamal El-Tayara, who’s been a senior investment banker for many years, is running our Audit Committee and also will be representative, I think, going forward of some of our investors; Lars Kroijer, who was a colleague of mine at Harvard and runs a hedge fund in London, has brought a great degree of financial discipline to the Board; and we announced this morning the addition of one more independent Board member, Dan Hart, who’s had many years of experience in Silicon Valley, both on the investing side and the entrepreneurial side in software services, digital media, and technology conversions. And I think it’s an extremely high-quality Board and works very well together, and drives me very hard and the team very hard, and that is very good!

Corporate headquarters; when I came into the company we had senior staff effectively spread across several different continents. And of course, we want senior sales people on the ground and client service people on the ground close to clients, but it was important to me that the executive team could sit around a conference table each day and bang out issues. I felt that a company that had 80 or 85-plus percent of its revenues outside of North America--I feel it’s high time that we acknowledge that, go with that strength. Those are higher margins, higher growth markets—not only the traditional markets of Europe and parts of Asia, which are highly developed, but the BRIC markets of Brazil, Russia, India, China, and other emerging markets, where we see an explosion of Internet use and more specifically broadband Internet use, and more specifically video-over-broadband. You have rates of growth in those markets that are two, three, and in some cases five or six times what you find in North America.

North America right now, in my view, is in a recession—particularly around technology buying in large corporationsm, and we want to be in high-growth areas. So we have centered the business in Dubai, which I have been living in for years. It is terrifically geographically located and, contrary to popular belief, for those of you who have not been here, is a low-cost jurisdiction for technology staff and a much lower cost jurisdiction to do business in than places like New York and London. I feel this is a prudent decision to touch our clients more closely, to be in the right time zone and to centralize the executive staff.

And finally, we clearly defined our sales strategy: we are a B2B company, we serve major corporations, not just media companies but also our clients include companies like General Motors, InteliStaf, and Verizon and others that are in sectors in the retail, automotive, financial services and telecom carrier businesses. Why? Because those are businesses that have a dire need to use video over IP to reach their customers and even their internal employees in a lot of different ways and we are a B2B IPTV enabler that understands the end-user, that understands -- that will come up with cool interfaces and cool ways to interact with video and does so for companies that may not have that as core competency. In fact, it is my view that you should fish where the fish are, and I think the fish are in this market in the ponds of other sectors that are not as video savvy. Media companies are quite used to using video over IP in a lot of different formats whereas retail, automotive, financial service companies are discovering the use of video over IP and have far less core competency internally.

Let me conclude my session by speaking a little bit to our capital restructuring because I know this is on people’s minds. My view coming in on the first call that we did in mid-December, I said that I thought the biggest overhang for the company was the existence of the blank-check, preferred class stock that sat above the common shares and made our market cap somewhat deceptive. I think probably most people agree that a company that’s on whatever it is, a $15 to $20 million type of run-rate, that is lowering its burn, getting to profitability in the fourth quarter, which has always been our target since we came in December (and we’re on target for that), and has proprietary technology and top-flight clients, should probably not be trading in our view at a low single-digit or a mid-single digit U.S. dollar million market-cap level with the same level of cash and balance sheet. I think the reason for that is in part the fact that these preferred shares has existed above the commons. So it’s unclear what is really owned in ROO. Well, as of this morning that’s no longer the case.

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

We have gone through a very intensive process. We went out to a few large common shareholders informally to discuss the plan (that we’ve mentioned a couple of times on investor calls before) to convert the preferred to common shares at a 1 to 3.2 ratio—which would have taken the 10 million super-voting preferred and converted them into 32 million common shares, and which would have implied a 40% or so dilution off of our existing 39 million or so common share base. It would have added about 32 million shares to a pool of 39 million. That was roundly rejected. The shareholders we spoke to felt that that was too dilutive a plan. For us that presented a big challenge because I felt that we had to create a value circumstance for preferred that would induce those preferred to take a difference course of action other than the path of inaction and sitting on their preferred ownership. This caused us to evaluate other more aggressive and creative paths.

And ultimately the path that we chose to take, that I’ve chose to take, was a restructuring of the employment agreements with Rob Petty and Robin Smyth, who together had about 7.5 million of the 10 million preferred. We also terminated the contract of Steve Quinn, who is our former President, who had several hundred thousand of preferred. And this was not an easy path to take and I think it’s fair to say that there were moments of tension along the way. However, in so doing, I think we were able to come up with a fair solution, which recognized the value of those employment contracts which had three times annual comp levels and severance and other features to them to eliminate that overhang from the business and at the same time allow for I think whatever was agreed in the fiduciary was an appropriate decision to convert statutorily those preferred shares to 400,000 common shares and to eliminate that preferred class.

I’m happy to take questions from investors on those documents that will be filed. But to make a long story short, those 10 million preferreds have been extinguished. The reason - the company has now amended its certificate of incorporation to disallow the creation of a future preferred class as those preferred shares have now disappeared. It would create I think - it would require a significant majority of a vote of Congress to ever create such a class again and that has no, I think, no chance of happening as far as I can see it.

And in the process what we’ve done is we’ve issued about 8.6 million—8.65 million, I believe, to be exact—warrants upfront to Mr. Petty and Smyth those warrants are exercisable starting six months from now in one twelfths increments for the following 12 months. So they’re exercisable from month 6 to month 18. They are fully vested and that acknowledges it’s a value to employment contracts that were restructured. And those warrants have a strike price at market, I think they’re - correct me if I’m wrong Robin--I believe their strike prices are three-day trailing weighted average of closing prices prior to settlement.

If you do the math on it—of course they’re not shares, they’re not a grant, they’re warrants—and if you do the math on them assuming that we’ve performed on our operating plan and the stock increases in value over time, the pro forma total dilution involved from this action would be close to one-third of what it would have been under the other scenario, not to mention the fact the other scenario involved the straight stock conversion, whereas this involves warrants.

I should for full disclosure purposes mention a couple of footnotes. There is a 1.2 million warrant grant to Mr. Smyth, who’s agreed graciously to be our go-forward CFO, and Gavin and I think very highly of Robin and think that it makes a good team. And those warrants are tied into future employment and there is also a $200,000 cash incentive plan for Robin based as well on future employment. So I think that those are fair consideration all things told.

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

Now, the loser from this—or one of the losers from this—is KIT Capital, my investment company. There will be an independent committee at the Board formed to see if there’s some reasonable solution to me giving up the rights to acquire the preferred using the investment company. But certainly I felt that my fiduciary duty obviously needed to prevail. And even if those—if there isn’t any kind of inducement available to KIT Capital on a fair arm’s length basis in the future—that’s life and hopefully as we perform over time, the shareholders and the Board will see fit to award me and the investment company in an appropriate manner. But I didn’t want to hold up the train and wanted to make sure that we got through this quickly.

Another part of all of this, which fits together with our capital structuring, was the need in our view to properly consolidate the Sputnik Agency subsidiary. This is really the heart of the company and is a profitable subsidiary. It does around $5 million of revenue that is quite key and integrated into the rest of what we do at this point. Gavin was running that company previously and in order to not have to run separate books and not have perverse incentives and separate option plans and all the rest of the junk that comes with having artificially separated entities that are literally serving the same clients and sitting next to each other, I felt it was important to buy in that subsidiary, so we owned 100% as opposed to 51%.

And through—again—some difficult but ultimately I think very positive energy and collaborative negations with Gavin and Sputnik shareholders we’ve been able to reach an agreement in principal, which has over the weekend been converted into definitive agreements in a number of the cases and we plan over the next few days hopefully—but no guarantees—but hopefully to close out the remaining share purchase agreements so that we’re in a position to own 100% or as close to 100% as possible of Sputnik Agency subsidiary on terms that I think are mutually fair and involve an aggregate cash outlay.

There is a non-cash portion of the Sputnik acquisition, by the way, that is to the advantage of both parties, regarding the clean-up of the directorial loan at the Reality subsidiary level. This was all done on a dollars-for-dollar so no fancy footwork there, and on a cash basis the deal involves about $4 million total expense for the company.

So those are the capital restructuring elements. The elimination of the preferred and buying of Sputnik that effectively came to closure over the weekend. It’s also the reason why our 10-K filing is going to occur, correct me if I’m wrong Robin, a little bit later today, in a few hours, effectively. And that was so we could properly include the capital restructuring information, the buying of Sputnik, the appointment of Dan Hart to the Board (who officially joins as of today) and make sure he has the proper and fulsome disclosure on -that was an executive decision that I made because I feel like in the past the company perhaps could have done a better job in some of the disclosure, and one of the promises that we made coming in January was to change the nature of the relationship with the market and disclosures and that 10-K will be as absolutely up-to-date as possible and comprehend in as fulsome a way as possible the events that have occurred over the last several days.

The last thing I’ll mention—and I promise this will be my last point, but I do think it’s important to mention—that we remain on track for very selective and in our view directly accretive small asset purchases or acquisitions where appropriate, where we do not intend to use current stock for those acquisitions because we feel that our stock is very materially undervalued, but where appropriate if there’s an opportunity to accretively buy gross contribution-positive client relationships and proprietary technology, we may do so, and that’s been a consistent message from the beginning. The Kamera deal which we announced last month being is an example of that.

Gavin, I will pass it to you to talk about more exciting stuff like rour ecent RCS client win and how you see ‘08 shaping up, and the rebranding.

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

Gavin Campion, Managing Director, Sputnik Agency

Thanks, Kaleil. I found that quite exciting, but I’ll try and beat that now maybe by taking a minute to talk about our go-forward strategy.

We have many initiatives commenced and we’re making good and exciting progress. As we’ve heard from Kaleil and Robin here, it’s a period of some restructuring, reprocessing and re-resourcing the business. We have had consolidation and have a ferocious focus on achieving profitability, our resourcing, the simplification of our structures, especially in the management of staffing positions, reduced compensation, our executives moving to Dubai and reduced OpEx expenditure around the world.

We’re increasingly centralizing our operation. Excellence - I guess, striving for excellence in product strategy, stability, development, deployment and support on a global basis. I think possibly most excitingly is the repositioning of our business in the marketplace. We’ve taken a good step back and taking a more holistic view of what we do in terms of connecting our clients’ brands with their target market. We believe that’s the key driver of our marketplace.

So our mission becomes more marketing services-driven, IPTV solutions that grow our clients’ businesses. I guess rather than, as Kaleil mentioned, the more commoditized software selling that I believe has hamstrung this category. We need to make sure that we can move from the cost side of our clients’ ledger to the revenue-generating side of the ledger, and create strategic partners for our clients and in that way grow our own category.

And, the key initiative, as Kaleil mentioned again there is the business integration with Sputnik Agency, which will provide the marketing services elements of our mission here. The strategic planning function as it relates to brand planning, marketing planning, communication planning, even media planning to really enable us to understand our client’s business at a much deeper level and to add great value into driving their businesses and achieving their objectives. We believe if we’re achieving our client’s objectives, we’ll achieve our own objectives, and in doing so will lead the category.

Sputnik Agency also brings to the table significant creative services so that we can better integrate on a creative level and a creative strategy of solutions into our client’s businesses. The advertising services we bring, it’s showing our clients how better to monetize and to commercialize our solutions within their businesses, as all media around the world runs on advertising revenues. We must drive relationships with the advertising services industry and drive the revenue into our category.

The advertising services industry can be broken down into two areas, the media independents and media brokers who book the vast majority of the world’s media money on behalf of clients. The category hasn’t really successfully, in my view, shown these people how to spend their money in IPTV currently and we’ll take a leadership position in doing that.

And also from the creative services side of things, the creative agencies have a business focused on making television commercials and they’re very amendable to advertising in our medium. But again, as pioneers in the category, we have a responsibility to educate them on how best to do that. We believe that’s a key success factor to driving our business. And also the data and analytics side of the business, I have a saying that if we can’t measure, we can’t manage it. And we’ll be measuring everything. We will be proving our successes and hopefully rolling out successful strategies between the regions and becoming a true leader in understanding in leverage and monetization of IPTV solutions for our clients.

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

So I guess really that delivers—has delivered through market led or as Kaleil mentioned, vertical driven business model—a real focus on the revenue and we’re already driving revenue. As again, Kaleil mentioned, our revenues are increasing, and also our focus on—an increasing focus on ex-North America, the rest of the world with 80-plus percent of our revenues coming from ex-North America. So a real focus on new verticals, certainly broadcast and entertainment. But there are other categories that spend a lot of money in media and traditional advertising on television that really need to be better leveraged in IPTV solutions. And we’ll do everything we can to be at the forefront showing those marketplaces how to do that.

And if we can outline that marketing-led, vertical-driven business model with marketing-led product development and indeed our expenditure on product development, I believe we’ll be in best shape to truly develop multilevel partnerships and relationships with our clients. And thus really moving us to the revenue side of the ledger. Our multilevel partnerships are beyond technology relationships, beyond operational relationships—a lot of our relationships at the moment are true marketing relationships to ensure that we have relationships with marketing directors, managing directors, as well as the technical directors of our clients’ organizations so that we are best placed to drive their businesses.

I think one of the initiatives we’re currently executing that caps this off is a rebranding of the business in the marketplace, a rebranding to the name of KIT Digital. We have Board approval to do this and are in fact launching our new platform material and brand and website for April 7th. And I think we’ll also be changing our ticker symbol, which is yet to be determined as to what that will be.

So I think if we bundle together the consolidation and restructuring of the business along with the repositioning to achieve market leadership position in my view in the marketplace, deliver market lead solutions and market lead products with focus on the revenue and profitability in our category, introduce the influences to our category such as the advertising services and the media services businesses, where ultimately the vast majority of the money will come from in our category.

We’ll be well positioned to achieve our objectives-- our objectives of leading the marketplace in the monetization of IPTV solutions, working with our clients to grow their businesses further proving our model and leading our category. And I am pleased to say that all of the signs are that our clients and our prospective clients in the markets are receiving this model with as much excitement as ourselves. I had the pleasure over the last three or four days in London and this week in New York presenting to existing clients and prospective clients. And there is almost a sigh of relief from our clients in this pioneering category that we are able to stand up and to show them how best to monetize this capability, so terrifically exciting time for us. And I look forward to sharing significant and greater successes with you over coming calls.

Thank you, Kaleil.

Kaleil Isaza Tuzman, Chairman and Chief Executive Officer

Thanks, Gavin. I hope that folks on the call and folks and now folks that listen to this on recording will get a sense by osmosis of our excitement. We feel like we have removed overhangs for our development from a cost perspective, capital structure perspective, management consolidation perspective, and most importantly go-to-market strategy. So hopefully, we’ve addressed some of those issues this morning in a way that was intelligible.

And operator, we are open to receive any questions.

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]. Thank you. Our first question is coming from Robert Natlay from Bear Stearns.

<Q>: Good morning.

<A - Kaleil Isaza Tuzman>: Good morning.

<A - Robin Smyth>: Good morning.

<A - Gavin Campion>: Good morning.

<Q>: I was - I guess, this will be flushed out in the 10-K, but from what I understand from your comments, you have about $5 million in cash or something less than that, and you are going to use four or five million for the merger of your sub. And you know that although your cash burn rate is going to come down, I am wondering how you are going to fund yourselves between now and then, given that your burn in 2008 is likely to be greater than your cash after the merger?

<A - Kaleil Isaza Tuzman>: Sure. I appreciate you asking the question. If you look at the press release that went out this morning—do read it carefully—obviously, we need to be careful about forward-looking statements. But I think you’ll see that KIT Capital both retains its right for the $5 million investment and does intend to exercise that right. So it’s also possible that KIT Capital - in fact, I will say it more clearly, KIT Capital is interested in putting in more money as well, in addition to that $5 million. That, if done, will be done in the appropriate, traditional way into common shares, and would be done so in a way that would invite current shareholders to participate. And that’s...

<Q>: Okay.

<A - Kaleil Isaza Tuzman>: -- that’s perfectly consistent with what we’ve said back in December, January, and as recently as a couple of weeks ago on our investor calls. So if you actually do the math on the $4 million for Sputnik (which is the same number, by the way, that we prognosticated back a few months ago) and if you add into that the settlement agreements/severance costs with Messrs. Petty and Smyth, and you add into that our OpEx needs to get to profitability (which we remain firm on getting to and are committed to get to by the end of this year—by the fourth quarter I should say), we feel that the capital coming in from KIT Capital will be sufficient, and we want to, as we’ve said from the beginning, offer where appropriate participation to existing investors who’ve stood behind the company in the past. So we feel comfortable with respect to our cash position on a pro forma basis.

<Q>: Okay. That’s great. And alright, very good. And do you intend to - in the 10-K, will it have a paragraph saying that there is enough cash available for - to fund the business through year end?

<A - Kaleil Isaza Tuzman>: I actually think the 10-K will include a traditional solvency risk factor, because the KIT Capital money coming through the PIPE structure has not occurred. It has been clearly communicated to the market now for months...

<Q>: Right.

<A - Kaleil Isaza Tuzman>: -…and even baked into the market’s analysis, but it has not occurred, but—and so the 10-K—obviously the auditors can not include an event that has not occurred. Robin, I don’t know if you have additional thoughts?

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

<A - Robin Smyth>: Yeah, I will confirm that, Kaleil. The 10-K really cannot, because of the financial statements, can’t predict events which haven’t occurred, of course. And so the press has been clear about additional funds coming in, but the 10-K won’t really reflect that at this stage. I mean, we are really relying on the press releases for that sort of thing. And one would hope that we will be in a position in future statements, obviously, to assess that once the events have happened.

<Q>: Alright. Last question, in keeping...

<A - Kaleil Isaza Tuzman>: If I could just...

<Q>: Yes. Go ahead.

<A - Kaleil Isaza Tuzman>: If I could just interject, just more clarification, I apologize. This has been said on the December and January calls as well, but I am a fan of very simple capital structures, without bells and whistles. And so as part of the financing led by KIT Capital, we intend to do that in a plain vanilla fashion, without warrant attachments and that sort of thing. We may use the opportunity, as we’ve previously signaled, to clean up the existing out-of-the-money warrants through some sort of a window sale or something like that as a clean-up on them. So there’s no guarantees around that, but that is...

<Q>: Right.

<A - Kaleil Isaza Tuzman>: -- what we have indicated a couple of times prior to the market, which we feel is a much less salient restructuring point than getting rid of the preferred, but there’s also an overhangthere that would probably be prudent to get rid of.

<Q>: That’s great. The last question is, again, no guarantees, but when do you anticipate all these transactions to close, so that the capital is raised?

<A - Kaleil Isaza Tuzman>: That’s not entirely in our hands because we have to get out Information Statements on the actions that have just been taken on the preferreds, and so we have hired Merriman Curhan Ford and - to assist us in that matter. And I can just tell you that what occurred over the weekend in finalizing these transactions and over the next days finalizing share purchase agreements with respect to the Sputnik Agency subsidiary were prerequisite variables to closing that financing.

So I think at this point it’s a function of paperwork and regulatory filings. So I mean, I am not going to predict a date, but I think the bankers will tell you that it’s very quick. We do not have to do proxy solicitations and other time-consuming processes. And while I think in an ideal world, I would like to do a formal rights offering to shareholders, because - but someone should take that up with the SEC. The SEC has obviously made rights offerings very challenging for small companies in terms of process and costs. So probably the way we will handle that is, if there are shareholders listening to this call and who are out there that are interested in participating alongside KIT Capital, as I said from the first date that came in—really as early as December—we are always open to that and want to have a fair and open relationship with shareholders. But that would probably be something that would need to be proactively solicited by a shareholder.

<Q>: Okay. That’s great. Thank you very much.

<A - Kaleil Isaza Tuzman>: You’re welcome.

<A - Robin Smyth>: Thank you.

Operator: Thank you. Our next question is coming from Richard Fetyko from MCF & Company.

<Q - Richard Fetyko>: Good morning, guys.

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

<A - Robin Smyth>: Hey, again.

<A - Gavin Campion>: Good morning.

<A - Kaleil Isaza Tuzman>: Hi, Richard.

<Q - Richard Fetyko>: Just to follow-up on Robert’s question with regards to the cash burn. You mentioned you had about $5.3 million at the end of March or so, March 28, and assuming that KIT Capital puts another five, about $10.3 million theoretically. Could you walk us through some of the individual items like the settlement with the two preferred shareholders? I think, there was a cash portion of that, and also what cash outlay will you have with Sputnik? Is it the full $4 million? Or was part of that already paid in the past? And then also the acquisition of Kamera.

<A - Kaleil Isaza Tuzman>: Sure. Yes, thanks for the question. First of all, upfront, so as to not set inappropriate expectations, the KIT Capital’s right of $5 million is a minimum right. Clearly KIT Capital could put in more, or other shareholders could put in more, alongside KIT Capital if the company felt that that was prudent. So I just wanted to make that clear. I don’t want to set the expectation that that’s the only amount that would be funded. With respect to the use of proceeds, basically the way we are looking at this is Gavin looks at the money that’s in treasury, and that is effectively his, in the sense that that has to be enough, plus a cushion, to get us through to profitability. And that’s kind of the way we think about that cash, which obviously requires a great deal of discipline and ongoing—not only the cost reductions we have done, but ongoing—cost controls, because it’s extremely easy to take your eye off the ball with respect to costs. And so that’s something that Gavin and I both share in common, is at this point in our careers, having been through a couple of wars, is real focus on the cash level. So that money, Richard, that’s in treasury, the $5.3 should really thought of as set aside for OpEx.

So, to the extent that we needed, say, another $5 million to accomplish the settlement agreements to get rid of the preferreds (and associated with the preferred extinguishment) and the Sputnik buy-in, which is about what the number is. If you take the Sputnik money, which was not expended before (it was contracted to be expended, but it was not expended before). So if we take those two amounts, it rounds to about $5 million, there’s the use of proceeds for a KIT Capital $5 million infusion. The Kamera deal, which entails an upfront payment of about $2.5 million to consummate that deal, would be above and beyond that, and we are in the due diligence process in finalizing our view on that deal. And assuming that we were to move forward, we would do so through an expansion of the investment amount. So, I hope that that’s clear.

Now, I would also say that I believe in a rainy day fund, and so we are not going to cut it too close. What we would like to do as management is to have also a cushion which conveys a certain level of financial solidity to the market and to our clients. And our view from the first day we came into the company was that ROO—soon to be KIT Digital—would be in a position to be a market leader and take advantage of the tough times, right now, in the capital markets and in our industry, to create long term leadership. And that involves being on our front foot from a financing and a cash management perspective, not on our back foot. So I think you should see us - our intent would be to create a little bit of a cushion there to convey that type of leadership and solidity in our segment.

<Q - Richard Fetyko>: All right. Thanks. That’s very helpful, that level of transparency. On the revenue side, you mentioned that revenue has actually increased since the fourth quarter, if I understood it right, which is impressive considering the restructure that you have been going through. Could you just confirm that, that we should expect the first quarter to be above the fourth quarter revenue levels, and do you think that the revenue will continue to sequentially grow throughout ‘08?

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

<A - Kaleil Isaza Tuzman>: Yes. It’s much easier for me to confirm the latter point around sequential growth going forward, because I think we are in a good position for growth. On the previous point, obviously first quarter numbers have not been audited yet, so I feel as the CEO, it would be imprudent for me to give you concrete guidance, I mean, March hasn’t even closed yet so. But, yes, it’s my belief that you are looking at a first quarter that has been better than flat over the previous quarter, and that’s an achievement unto itself given the pretty massive, not only cost reduction, but just general dislocation that occurs when you make a lot of these changes. But Robin, no pride of authorship, if you feel like I am overstretching in that comment, please do correct me.

<A - Robin Smyth>: Yes. Going forward, as the type of deals we will be doing which possibly will have a larger upfront element to it as well. And so the challenge we have also with larger upfront fees in those sort of revenue is that we can have a revenue increase, but it will not necessarily be reflected in the accounts of the company, because the auditors will be wanting to have an involvement about the spreading of that revenue over the contract or over the actual work involved to bring that account to the position where we need to get it. So, we may have some sort of situations where the cash revenue increases, but it may not necessarily be reflected in the top-line revenue figure for Q1 or other quarters, but certainly is an increase in revenue which is significant for the company going forward.

<A - Kaleil Isaza Tuzman>: Yeah. I think, obviously, you are referring to cash in-flow versus revenue.

<A - Robin Smyth>: Correct.

<A - Kaleil Isaza Tuzman>: And that’s a good point. That’s why I kind of was hedging a little bit in my response, Richard, because I wanted to -- we have to see how, for example, the RCS deal, which is arguably, probably definitively, but to give ourselves a little bit of an out there, because I haven’t been around the company for longer than a few months, but probably the largest client that we’ve ever had. And the way that those revenues are booked would affect that. But I think definitely a safe statement would be that the first quarter exceeded our expectations coming in, which is that we would have material dislocation on the revenue line, or maybe not material, but we would have certainly visible dislocation on the revenue line related to all the restructuring. That’s not something that’s materialized. And that’s a good thing.

<A - Robin Smyth>: That’s correct.

<Q - Richard Fetyko>: And with respect to sort of the pipeline to the extent that you can sort of characterize it or talk about what types of deals are you in discussions with?

<A - Kaleil Isaza Tuzman>: Well, the business is still fundamentally similar. The change has been a fusing of the interactive agency capabilities and branding and online monetization capabilities that Sputnik brings more articulately than was being brought by the ROO Media Services unit on its own. And so what we’ve done is we’ve stepped up, as we spoke about on the March 17th call, we have stepped up the types of clients we are approaching. We have a 300 or 400-name client target list around the world, all of which are enterprise clients, and all of which really in our view have the potential to generate $1 million or more of top line revenue per year. If a client can’t generate that type of revenue per year, they probably shouldn’t be on our target list.

So, I think we have quickly been able to do some good things with the pipeline around the world. And that’s not only a function of some of the relationships that I’ve had previously in the industry, but really to be fair, just really a function of streamlining the way we are doing things, and opening people up to be thinking about clients, both existing clients and other clients in bigger ways. And we have some very big-name clients that have money to spend, but were seeing us as kind of a discreet product vendor. And when you wrap that into brand positioning, you materially enhance the relationship, the strategic importance of the product delivery, and ultimately the gross margin of the client.

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

<Q - Richard Fetyko>: Speaking of big partners and clients, have you reached out to News Corp., and I am just curious if you could share any feedback on their thought process, if you had had any conversations with that partner and client?

<A - Kaleil Isaza Tuzman>: Of course, we interact with News Corp. every day of the week. I think though, one of the misperceptions about ROO might be that there’s a singular client there. There really isn’t. News Corp. is a federation, as you know, and our clients extend from The New York Post to The Sun and Times in London, to Channel TEN and News Digital in Australia, and so those are completely independent entities. Some of them really don’t even know the names of the people involved in the other entity, much less make coordinated decisions. So I think, between - I think, it’s a safe statement, Gavin, that between the two of us, we have visited all of the News Corp. clients as recently as the last few weeks, and we are constantly talking to them. But we are working on deepening those relationships across online monetization issue, efforts that are important to that. And part of our goal in ‘08 is to not only preserve, but deepen those relationships.

<Q - Richard Fetyko>: Okay. And then lastly, comment about your cash burn run rate. You mentioned that the cash burn is 45% lower than it was in the fourth quarter, I believe? So if I look at the expense levels in the fourth quarter between the cost of revenue and operating expenses, not including - excluding some of the impairment charges and settlement charges, things like that, just the operating expenses and the cost of revenue was about just under $11 million. Are you suggesting that at this point 45% lower off of that run rate in the second quarter or...? Am I interpreting that correctly?

<A - Kaleil Isaza Tuzman>: I am not doing the math that you are doing, but based on the math that you just said, I think, our burn is materially lower even than your analysis. And I think we are probably just more conservative with respect to how we wanted to convey that to the markets, so we didn’t trap ourselves. But I think, the point would be that our monthly burn, even given a lot of the noise in the first quarter, because remember we did a lot of restructuring in the first quarter, so we had severance charges in a lot of different - we had a lot of severance charges. We had other restructuring recharges around vendor agreements and so forth that the first quarter was our final kind of clean-up quarter really, and I feel quite, comfortable is not the right word because we always need to be attentive, but I think we are in the right position second quarter going forward. I don’t want to get into more specifics on first quarter burn, but I will just tell you that based on what you’ve just said, the analysis would still show a higher - materially higher burn than I think we have in the first quarter.

<Q - Richard Fetyko>: Okay.

<A - Kaleil Isaza Tuzman>: Robin, do you have any insight into that?

<A - Robin Smyth>: Yeah. Now, that’s correct. I mean, as I’ve said before, and of course, just to reiterate it, first quarter was really a cleaning p quarter. And we are comfortable that going forward, you’ll see more specific and a more stable set of figures that you can look at without the ups and downs that you have seen in the past. And we are confident that the burn has come down. But in the first quarter, we will still have that element of restructuring, and we are certainly now set up at the end of the first quarter for that—concentrating on the operations and the growth of the company going forward.

<A - Kaleil Isaza Tuzman>: One very thumbnail way to look at it would be, if you look at our December 31 cash number that was reported, Robin will help me with the exact number, but I think it was around $9+ million, if I am not mistaken. And we just reported our end of March cash number, March 28th to be precise, at $5.3 million, and obviously we’ve done a significant amount of restructuring in the first quarter. So that doesn’t speak perfectly to the question, because there are issues of outstanding invoices and so forth, but we have been actively cleaning up associated press. So, I think in just doing a thumbnail analysis, you will see that burn has come way down.

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

<Q - Richard Fetyko>: Yeah. No doubt about that. And then from this point on, because you have done a fair amount of restructuring already, but what else do you need to or intend to do that will lower the cost structure of the company from this point on? Is the moving of the corporate headquarters sort of still an item that will lower that burn rate even lower and what else do you intend to do?

<A - Robin Smyth>: Office cost is one area, where we are looking significantly, and we are looking at subletting space in a number of our offices, and one we are probably looking at relocating to a cheaper alternative. So we are looking at every element of our cost structure, and seeing where we can make savings.

<Q - Richard Fetyko>: Okay.

<A - Kaleil Isaza Tuzman>: I think, just in general, Richard, there’s also likely to be some streamlining at the variable cost level around delivery and some of the efforts that Sean Coutts on the operational side has been making.

<Q - Richard Fetyko>: Okay. Thanks a lot.

<A - Robin Smyth>: Thank you.

Operator: Thank you. Our final question is coming from Mike Hamblett, he is - who is a private investor.

<Q>: Hi, Kaleil. Hello?

<A - Kaleil Isaza Tuzman>: Hi, Michael..

<Q>: How are you?

<A - Kaleil Isaza Tuzman>: How are you? Good.

<Q>: I just want to make sure a couple of things. First, is there is not a typo on the conversion of the preferred, it was - it’s now 400,000 common shares, not 4 million, or 40 million, it’s 400,000 correct?

<A - Kaleil Isaza Tuzman>: That’s correct.

<Q>: Okay. So outstanding shares right now are at - including that conversion would be what number?

<A - Robin Smyth>: 39.5 - 39.4, I think, it is.

<A - Kaleil Isaza Tuzman>: I think, it’s 39.34. It’s in the press release.

<Q>: Okay. I didn’t know if that included those shares. Okay.

<A - Kaleil Isaza Tuzman>: It does include them.

<Q>: What is the exercise price of the warrants that were given to Mr. Petty and Mr. Smyth? 8.65 million?

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

<A - Robin Smyth>: Yes.

<A - Kaleil Isaza Tuzman>: It’s a three day trailing weighted average to closing price the day of the settlement, I - do you have the exact number, Robin?

<A - Robin Smyth>: $0.133, okay.

<Q>: $0.133. And what is the timelines of those warrants, the expiration?

<A - Kaleil Isaza Tuzman>: They are four-year warrants, and they are not exercisable until the beginning of month 6, and they are exercisable in one-twelfth increments starting in month 6 through month 18. They can be accumulated, so it’s not a forced exercise, but they cannot be exercised before month 6 and after month 6 they come down at whatever that amounts to--7% or so per month, 8% a month.

<Q>: Okay. And there is no trigger price whatsoever at any time during that 6 to 18 month period?

<A - Kaleil Isaza Tuzman>: No, sir. The only thing that would allow for full exercise ability at that point would be a take-out acquisition. If we were bought by another company then those options obviously - those warrants would obviously become fully exercisable at that juncture.

<Q>: Okay. Going back to the KIT Capital’s right of the $5 million infusion, and that’s at $0.16? That’s common only?

<A - Kaleil Isaza Tuzman>: That’s correct.

<Q>: Okay. So is it my understanding is that’s almost a call on cash, you are not going to be—KIT Capital for you, I guess -is not going to be funding that $5 million until it’s almost necessary to make that infusion when the cash balances are low?

<A - Kaleil Isaza Tuzman>: No. We would like to do it quickly. We would like to get it out of the way. I mean, it’s something - I said from the beginning in December that I saw this company as really a private equity company in public company’s clothing. We really need to be patient. For me it’s not really about the $0.16 delta versus a $0.13 delta or whatever that’s irrelevant. These types of market caps, I think, are just wrong for this company. So my view is that we want to be building much more value than that, and I think the value of just getting that financing out of the way is high. The only reason it hasn’t occurred thus far, Michael, is that we needed to clean up this preferred issue, and as you could imagine, it didn’t make sense I think to me or anybody to put money into common until the preferred issue was cleared up. Unfortunately, in so doing, KIT Capital lost its investment in the preferred, which was something that was important in my math in terms of ownership, but listen, I am hoping this will come out in the wash over the longer term, and there will be an understanding that there was a sacrifice made there. As I said earlier in the call, because you may not have been in the beginning of the call, we don’t have the time or money to do a rights offering. But obviously if a current investor who has been with us and probably suffered with us, because I know a lot of investors were in much higher cost basis prior to my getting involved in the company, and if they wanted to participate alongside KIT Capital, we would be open to that. KIT Capital will certainly have the desire to participate above $5 million in a market-standard financing, but not to the exclusion of other investors.

<Q>: Okay. But is there a perpetual right that KIT Capital has to invest up to $15 or $20 million at the $0.16 price, which could be a big-time dilution to shareholders down the road, or is it just...?

<A - Kaleil Isaza Tuzman>: No. The only right is really the $5 million. I believe, Robin will help me on this, I believe that expires May 15, Michael and - did I get that date right, Robin?

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

<A - Robin Smyth>: Yeah. That’s correct.

<A - Kaleil Isaza Tuzman>: Yeah. So that expires May 15. The residual “right” to invest an additional $10 million was really window dressing, because in reality it’s subject to shareholder approval...

<A - Robin Smyth>: Board...

<A - Kaleil Isaza Tuzman>: -- or the document is - basically it’s effectively an opportunity. Almost anyone in the market could in the company if the company determines that it’s prudent to bring in investment capital. So really the relevant statutory right is the $5 million right, and any - in any case, both of that - both the $5 million and the $10 million kind of “right-of-first-refusal”, so to speak, expire on May 15th. So it’s our intent—an ideal scenario, which is not prognostication, because it depends on regulatory steps and other issues—would be that KIT Capital puts in a number anywhere from $5 million to something above $5 but lower than $15, and then there’s participation from other investors that have stood by the company over time. Now that being said, if there’s no demand from other investors in a scenario like that, I would be happy to invest more capital. So I think it’s just a matter of the way that people feel about the investment opportunity.

<Q>: Okay. Is there anything that precludes KIT Capital from purchasing shares in the open market at this time? Because if you are going to be buying it at $0.16, and infusing the company with cash, then obviously KIT Capital I think likes the company, the opportunity here. Why wouldn’t you be buying stock at $0.12, $0.13 $0.14 wherever it is? And also the second part of that question is after May 15th, or anytime after you put in the $5 million, seeing as how you’d clearly the 10% ownership would be clearly be well over, would you be precluded from buying in the market after that investment?

<A - Kaleil Isaza Tuzman>: Good questions. Let me answer the first one - I mean I would love for you to talk to my lawyers or the SEC on my behalf, but as you could imagine, I am most definitively an insider, and so given the nature of the current agreement that exists and everything that’s going on with the capital structuring, there is no possible way that I could have bought in the open market so far. And until this $5 million right is extinguished, and obviously when the stock was at $0.05 or $0.06, that was something that was somewhat painful for me to observe, because I think our stock is worth much more than our current value much less half of that. Unfortunately, I have been tied up. Whether I am tied up after this structured investment right is extinguished. I - honestly don’t know the answer to that. I would be surprised if our stock was at a level at which it would be kind of at today’s levels at that juncture, but I have no idea. And I will cross that bridge when I come to it. And clearly I have an interest in investing in the company and expanding an ownership position, but ideally that’s by putting capital into company treasury, so we can do some smart things operationally in terms of acquisition as opposed to buying secondary stock in the market, but I can’t predict future actions and I frankly haven’t consulted corporate counsel or my own counsel around what’s allowable later on. I will tell you that we have a very Boy Scout Board, and that’s my approach as well, so even if things are technically allowed, our inclination would be anything that would create even the appearance of kind of playing both sides of the street—that’s something that we wouldn’t engage in. And I think we’ve been pretty good about being communicative even though, Michael, not all the communication was pleasant, because I know common shareholders have been nervous around what would happen with the preferreds. But I think, we have done a pretty good job of being communicative and open about the factors involved and disclosing very clearly KIT Capital’s rights and the capital restructuring process—even to the point where we walked through the market, what we were planning to do, and then as you have seen today we heard the market’s reaction, and we went a different direction in the capital restructuring really in response to that reaction.

<Q>: Yeah. No. I mean, that’s why I was impressed- it’s impressive what you did, I think, for common shareholders regarding that preferred. Now I did miss a good portion of the call unfortunately. Now did you talk about break-even this year? Is it in the third quarter, fourth quarter, are you guiding at all or are you hesitant?

ROO Group, Inc.	RGRP	Q4 2007 Earnings Call	Mar. 31, 2008
Company▲	Ticker▲	Event Type▲	Date▲

<A - Kaleil Isaza Tuzman>: We have taken the decision to guide from the first time that I got on the call after being appointed as CEO. I think, this will be the third or fourth call in which we have said that our management target is to get to profitability by the fourth quarter of this year. Now obviously that is subject to the vagaries in the market, and everything - all the other Safe Harbor disclaimers that you would expect. I don’t know what happens in the future. But that is the way that management is thinking, and I would say that we will really undergo great and material sacrifice to hit that target.

<Q>: Okay. Alright. No, I look forward to a positive dialog going forward, and nice work, and thanks again.

<A - Robin Smyth>: Thank you.

<A - Kaleil Isaza Tuzman>: Thanks, Michael.

Operator: Thank you. At this time, there appears to be no further questions. I would like to turn the call back over to management for any closing remarks.

Kaleil Isaza Tuzman, Chairman and Chief Executive Officer

I hope this will be our longest call in ROO’s history—or I should say KIT Digital’s history. Thank you for your patience, and all three of us are open to incoming dialogue at any time. As I have done on previous calls, I will repeat my e-mail which, is kit@roo.com. That’s kit@roo.com, or kit@kit-digital.com, and I look forward to speaking with shareholders in the future. Thank you.

Operator: Thank you. That does conclude today’s ROO Group conference call. You may disconnect your lines and have a wonderful day.